Colorado Secretary of State
Date and Time: 07/31/2009 12:09 PM
Document processing fee		ID Number: 20071142535
If document is filed on paper	$125.00
If document is filed electronically	$ 25.00	Document number: 20091408610
Fees & forms/cover sheets		Amount Paid: $25.00
are subject to change.

Paper documents must be typewritten or machine printed.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to, et seq. and of the Colorado Revised Statutes (C.R.S.)

ID number:	20071142535

1. Entity name:	N8 Concepts, Inc.

(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if applicable)	EcoBlu Products, Inc.

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true	“bank” or “trust” or any derivative thereof
name of an entity, trade name or trademark	“credit union”	“savings and loan”
stated in this document, mark the applicable	“insurance”, “casualty”, “mutual”, or “surety”
box):

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:

(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: 4

7. (Optional) Delayed effective date:
_____________________

(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

AMD_PC

Rev. 11/15/2005

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the
individual(s) causing the document
	to be delivered for filing:	Lanham	Randall	James

		(Last)	(First)	(Middle)	(Suffix)

______________________________________________________ 28562 Oso Parkway, Unit D

(Street name and number or Post Office information)

Rancho Santa Margarita	CA	92688

(City)	(State)	(Postal/Zip Code)
	United States

(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMD_PC

Rev. 11/15/2005